  Exhibit 99.1
AutoWeb Appoints Michael Sadowski to Chief Financial Officer

Former Cox Automotive Executive to Lead Finance Organization Through AutoWeb’s Next Phase of Growth

TAMPA, Fla., Nov. 19, 2020 — AutoWeb, Inc. (Nasdaq: AUTO), a robust digital marketing platform providing digital advertising solutions for automotive dealers and OEMs, has appointed Michael Sadowski as executive vice president and chief financial officer (CFO), succeeding J.P. Hannan effective Nov. 30, 2020. Hannan will remain with the company for a brief period to facilitate a smooth transition.

Sadowski brings a diverse background of financial and operational expertise to AutoWeb, with more than two decades of experience in automotive, analytics and digital marketing for companies like Cox Automotive, GameWorks and General Electric. At Cox Automotive, Sadowski led a variety of finance and operations functions for Kelley Blue Book, Autotrader and Dealer.com, and worked closely with several members of AutoWeb’s current senior leadership team.

“Mike’s unique breadth of experience and track record of success will undoubtedly strengthen our executive team,” said Jared Rowe, president and CEO of AutoWeb. “After our time at Cox, I hoped for an opportunity to work together again, and I am thrilled that the timing aligned so well for him to join our team. Mike will be an important part of our team as we move past the turnaround stages of our business and focus on product innovation and growth. He shares our philosophy and approach to running a lean and efficient organization, and we have personally seen his relentless drive and commitment to results.”

During Sadowski’s time at GameWorks, he was responsible for all revenue-generating functions—including product, analytics, business development, and sales and marketing—as well as digital strategies and experiences. Earlier in his career, Sadowski served in various financial management roles at publicly traded companies like General Electric Company and NextGen Healthcare, Inc., where he was responsible for financial planning and analysis (FP&A), mergers and acquisitions, strategy and treasury functions.

Sadowski holds a bachelor’s degree from the University of Massachusetts’ Isenberg School of Management and an MBA from the University of Southern California’s Marshall School of Business. He was also a recipient of Auto Remarketing Magazine’s 2017 “40 Under 40” designation.

“As we welcome Mike to AutoWeb, I want to thank J.P. for his many significant contributions as our CFO over the past two years,” Rowe continued. “He played a key role in restructuring our financials and seeing us through our turnaround, and we wish him the best in his new endeavor.”

Inducement Options
As an inducement for joining the company, upon commencement of his employment with the company, Sadowski will be granted options to acquire 120,000 shares of the company’s common stock at an exercise price per share equal to the closing price of the common stock on The Nasdaq Capital Market on the day Sadowski commences employment with the Company.

The options will have a term of seven years. One third of the options will vest on the first anniversary of the grant date, and 1/36th of the options shall vest on each successive monthly anniversary of the grant date for the following 24 months. Vesting of the options will accelerate upon the occurrence of certain events, including upon a change in control of the company or upon termination of the grantee’s employment by the company without cause or by the grantee for good reason.

About AutoWeb, Inc.
AutoWeb, Inc. provides high-quality consumer leads, clicks and associated marketing services to automotive dealers and manufacturers throughout the United States. The company also provides consumers with robust and original online automotive content to help them make informed car-buying decisions. The company pioneered the automotive Internet in 1995 and has since helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and has helped every major automaker market its brand online.

Investors and other interested parties can receive AutoWeb news alerts and special event invitations by accessing the online registration form at http://investor.autoweb.com/alerts.cfm.

Company Contact
Beth P. Quezada
Communications & Culture Manager
AutoWeb, Inc.
949-862-1391
Beth.quezada@autoweb.com

Investor Relations Contact
Sean Mansouri, CFA or Cody Slach
Gateway Investor Relations
949-574-3860
AUTO@gatewayir.com